FOR IMMEDIATE RELEASE

American Realty Capital Properties to Acquire $416.5 Million in Additional Net Lease Properties Consistent with its Previously Announced Guidance of $1.1 Billion of Accretive Acquisitions in Second Half of 2013

Confirms that Balance of 2013 Acquisitions are Expected to Be Purchased at 8.0% Cap Rate

New York, New York, August 9, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it had assembled a second half 2013 pipeline of $1.1 billion of acquisitions under agreement, in line with its recently announced second half 2013 acquisitions guidance. The $1.1 billion portfolio is expected to be purchased at an average capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price), also in line with its recent guidance. The purchases include a $416.5 million portfolio of 40 properties which are net leased to 26 tenants, diversified across 21 industries and 20 states. ARCP’s board of directors approved such acquisition in two tranches on August 2, 2013 and August 5, 2013. The 40 properties are expected to be purchased at an 8.8% average capitalization rate.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP, added, “We are pleased to announce that we are delivering on the promise we made earlier this week in our acquisitions guidance for the second half of 2013: $1.1 billion of accretive net lease acquisitions to be purchased at an 8.0% cap rate. This acquisition allows us to meet our expected guidance. We continue to identify a balance of long-term and mid-term leases for our portfolio and properties which enhance diversity, decrease tenant and industry concentration and further fortify our net lease portfolio with rents that are highly accretive to our dividend.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding ARCP and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500